Exhibit 99.1

Truven Health Analytics Announces Satisfaction of Redemption Condition For All Outstanding 2020 Notes

Ann Arbor, MI, April 8, 2016- Truven Health Analytics Inc. (“Truven”), an IBM Company, today announced the satisfaction of the condition for the redemption of its 10.625% Senior Notes, due 2020 (the “Notes”).

In connection with the previously announced execution of the Stock Purchase Agreement, dated February 17, 2016, Truven had notified Bank of New York Mellon Trust Company, N.A., the trustee (the “Trustee”) for the Notes, of Truven’s optional election to redeem the $367.2 million aggregate principal amount of the outstanding Notes, which redemption was conditioned on the occurrence of the closing of the stock purchase (“the Redemption Condition”).

On April 7, 2016, International Business Machines Corporation completed its purchase of all of the outstanding common stock of Truven Holding Corp. (“Holdco”) from VCPH Holdings LLC, pursuant to the Stock Purchase Agreement and, accordingly, the Redemption Condition has been satisfied and in accordance with the notice of redemption the Notes will be redeemed on April 14, 2016.

In addition, on April 7, 2016, Holdco and Truven deposited funds in an amount sufficient to pay all outstanding principal, accrued interest and applicable redemption premiums with the Trustee, thereby satisfying and discharging all the obligations of Holdco, Truven and the guarantors under the indenture governing the Notes.

About Truven Health Analytics

Truven Health Analytics, an IBM Company, delivers the answers that clients need to improve healthcare quality and access while reducing costs. We provide market-leading performance improvement solutions built on data integrity, advanced analytics, and domain expertise. For more than 40 years, our insights and solutions have been providing hospitals and clinicians, employers and health plans, state and federal government agencies, life sciences companies, and policymakers the facts they need to make confident decisions that directly affect the health and well-being of people and organizations in the U.S. and around the world.

Truven Health Analytics owns some of the most trusted brands in healthcare, such as MarketScan®, 100 Top Hospitals®, Advantage Suite®, Micromedex®, Simpler®, ActionOI® and JWA. Truven Health has its principal offices in Ann Arbor, Mich.; Chicago; and Denver. For more information, please visit truvenhealth.com

Contact:

Ariana Nikitas

Truven Health Analytics

312-533-3437 (office)

773-490-5657 (mobile)

ariana.nikitas@truvenhealth.com